Exhibit 5.1

12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: (858) 523-5400 Fax: (858) 523-5450
www.lw.com
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February 3, 2006
Santarus, Inc.
10590 West Ocean Air Drive, Suite 200
San Diego, California 92130

Re:	Registration Statement on Form S-3
9,218,165 shares of Common Stock, par value $0.0001 per share
Ladies and Gentlemen:
          In connection with the registration by Santarus, Inc., a Delaware corporation (the “Company”), of the sale of 9,218,165 shares (the “Shares”) of the Company’s common stock, par value $ 0.0001 per share (the “Common Stock”), including 8,853,165 shares (the “Purchased Shares”) to be issued and sold at the discretion of the Company to Kingsbridge Capital Limited (“Kingsbridge”) under a Common Stock Purchase Agreement dated as of February 3, 2006 (the “Purchase Agreement”) and 365,000 shares (the “Warrant Shares”) issuable to Kingsbridge upon its exercise of a warrant to purchase Common Stock (the “Warrant”), under the Securities Act of 1933, as amended, on Form S–3 filed with the Securities and Exchange Commission on February 3, 2006, (the “Registration Statement”), you have requested our opinion set forth below.
          In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.
          We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.
          Subject to the foregoing, it is our opinion that as of the date hereof, (a) the Purchased Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Purchase Agreement, will be validly issued, fully paid and nonassessable, and (b) the Warrant Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Warrant, will be validly issued, fully paid and nonassessable.
          We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Latham & Watkins LLP